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EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Name	Domicile
bebe stores (Canada), inc.	California
bebe UK Limited	England
bebe studio, inc.	California
bebe management, inc.	Virginia

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  EXHIBIT 21.1
SUBSIDIARIES OF REGISTRANT